Exhibit 99.1

PowerSecure to Participate in the Baird 2011 Clean Technology Conference

Wake Forest, N.C. – November 22, 2011 – PowerSecure International, Inc. (Nasdaq: POWR) will present at the Baird 2011 Clean Technology Conference on Wednesday, November 30, 2011 at 4:15 p.m. pacific time/7:15 p.m. eastern time, at the Four Seasons San Francisco, 757 Market Street, San Francisco, CA. The presentation will include a discussion of the Company’s business operations, financial results, strategic initiatives and prospects for the future. The slide presentation and a link to an audio webcast of the event will be available beginning November 30, 2011, on the Investor Relations section of the Company’s web site at www.powersecure.com.

About PowerSecure

PowerSecure International, Inc. is a leading provider of Energy and Smart Grid Solutions to electric utilities, and their commercial, institutional, and industrial customers. PowerSecure’s Energy and Smart Grid Solutions businesses provide products and services in the areas of Energy Efficiency, Interactive Distributed Generation, and Utility Infrastructure. The Company is a pioneer in developing Interactive Distributed Generation® systems with sophisticated, proactive smart grid capabilities, including the ability to 1) forecast electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly power at peak power times, 2) provide utilities with dedicated electric power generation capacity to utilize for demand response purposes, and 3) provide customers with the most dependable standby power in the industry. PowerSecure also provides utilities with transmission and distribution infrastructure construction and maintenance services, and engineering and regulatory consulting services. The Company’s Energy Efficiency business provides customers with energy efficient lighting technologies that deliver improved quality of light, including its proprietary EfficientLights LED lighting products for grocery, drug, and convenience stores, and its SecureLiteTM and PowerLiteTM street lights for utilities and municipalities which are available through its EnergyLite business unit. Additional information is available at www.powersecure.com.

Contact
Chris Hutter
Chief Financial Officer
PowerSecure International, Inc.
(919) 453-1760

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